Exhibit 99.4
PART II
ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.
Financial Risk Management
We are exposed to financial market risks, including changes in interest rates and currency exchange rates. The overall objective of our financial risk management program is to seek a reduction in the potential negative earnings effects from changes in interest and foreign exchange rates arising in our business activities. We manage these financial exposures through operational means and by using various financial instruments. These practices may change as economic conditions change. We do not believe that our exposure to market risk is material to our financial position or results of operations.
Interest Rates
We are exposed to interest rate risk primarily from our investments in available-for-sale securities. Our available-for-sale securities are comprised of ARS, corporate debt securities, commercial paper, and U.S. government/agency securities, in accordance with an investment policy approved by our Board of Directors. We continually monitor our exposure to changes in interest rates and the credit ratings of issuers with respect to our available-for-sale securities. As a result of this monitoring and recent volatility of the financial markets, the Board of Directors adopted a more conservative investment strategy, and we are currently investing in lower risk and consequently lower interest-bearing investments. Accordingly, we believe that the effects of changes in interest rates and the credit ratings of these issuers are limited and would not have a material impact on our financial condition or results of operations. However, it is possible that we would be at risk if interest rates or the credit ratings of these issuers were to change unfavorably.
At March 28, 2009, we held available-for-sale investments with an estimated fair value of $198.5 million. We do not purchase financial instruments for trading or speculative purposes. Our investments (other than ARS reclassified as trading securities that are subject to a put option described below) are classified as available-for-sale securities and are recorded on the balance sheet at fair value with unrealized gains and losses reported as a separate component of accumulated other comprehensive income. The ARS classified as trading securities are recorded on the balance sheet at fair value ($18.0 million as of March 28, 2009) with unrealized gains and losses reported in “other (expense) income.” Our investments earned an average annual interest rate of approximately 1.9% in fiscal 2009 or approximately $5.3 million in interest income. We do not have any investments denominated in foreign country currencies and therefore are not subject to foreign currency risk on such investments.
As of March 28, 2009, our long-term investments included $20.2 million of ARS issued primarily by municipal authorities. Our ARS are debt instruments with a long-term maturity and with an interest rate that is reset in short intervals through auctions. The conditions in the global credit markets have prevented some investors from liquidating their holdings of ARS because the amount of securities submitted for sale has exceeded the amount of purchase orders for such securities. If there is insufficient demand for the securities at the time of an auction, the auction may not be completed and the interest rates may be reset to predetermined higher rates. When auctions for these securities fail, the investments may not be readily convertible to cash until a future auction of these investments is successful or they are redeemed or mature. If the credit ratings of the security issuers deteriorate and any decline in market value is determined to be other-than-temporary, we would be required to adjust the carrying value of the investment through an impairment charge.
In August 2008, the securities firm from which we purchased level 3 ARS announced a settlement with the SEC and various state regulatory agencies under which it agreed to restore liquidity to certain of its clients holding ARS (see Note 4 to the Consolidated Financial Statements for additional information regarding fiscal 2009 ARS). In accordance with this settlement, the securities firm has agreed to offer us the right to sell our outstanding ARS to the securities firm at par value (i.e., the face amount), plus accrued but unpaid dividends or interest, at any time during the period June 30, 2010 through July 2, 2012. The securities firm’s obligations under the offer are not secured by its assets and do not require the securities firm to obtain any financing to support its performance obligations under the offer. The securities firm has disclaimed any assurance that it will have sufficient financial resources to satisfy its obligations under the offer. If the securities firm has insufficient funding to buy back our ARS and the auction process continues to fail, then we may incur further losses on the carrying value of the auction rate securities.
In addition, the securities firm has agreed to provide us with a “no net cost” credit line of up to 75% of the market value of our level 3 outstanding ARS pending the securities firm’s purchase of our ARS. In November 2008, we

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accepted the offer and entered into a settlement agreement on the terms set forth above with the securities firm to settle level 3 ARS. The rights entered into under this settlement agreement are a separate freestanding instrument accounted for separately from the ARS, and are registered, nontransferable securities accounted for as a put option and recorded at fair value. We elected fair value accounting under SFAS 159 in order to mitigate volatility in earnings caused by accounting for the put option and underlying ARS under different methods. The acceptance of the option and initial election of fair value led to a gain included in “other (expense) income” with the put option asset recorded in “other non-current assets.”
We may not be able to access cash by selling ARS for which there is insufficient demand without the loss of principal until a future auction for these investments is successful, they are redeemed by their issuer or they mature. However, during the fourth quarter of fiscal 2009, we executed on the “no net cost” credit line and drew up to the 75% stated limit, or $13.5 million as determined by the securities firm. The credit line which is collateralized by our level 3 ARS will become payable when the securities firm receives the proceeds from purchases of our level 3 ARS. We do not have a need to access the remaining funds for operational purposes for the foreseeable future and we will continue to monitor and evaluate these investments on an ongoing basis for impairment. Based on our ability to access our cash and other short-term investments, our expected operating cash flows, and our other sources of cash, we do not anticipate that the potential illiquidity of these investments will affect our ability to execute our current business plan.
Debt and Capital Lease Obligations
Convertible Debt
In April 2007, we issued $200 million aggregate principal amount of 0.75% convertible subordinated notes due 2012 and $175 million aggregate principal amount of 1.00% convertible subordinated notes due 2014. The net proceeds from the offering were approximately $366.2 million after payment of the underwriting discount and expenses of the offering totaling approximately $8.8 million, which are being amortized as interest expense over the term of the two series of notes based on the effective interest method. Interest on both series of the notes is payable in cash semiannually in arrears on April 15 and October 15 of each year, and we began paying interest on October 15, 2007. The 2012 notes mature on April 15, 2012, and the 2014 notes mature on April 15, 2014. In fiscal 2009, we repurchased $32.3 million par value convertible subordinated notes due 2014 at an average price of $41.47, which resulted in a gain of approximately $10.6 million.
During fiscal 2004, we completed the private placement of $230.0 million aggregate principal amount of 1.50% convertible subordinated notes due 2010. The net proceeds from the offering were approximately $224.7 million after payment of the underwriting discount and expenses of the offering totaling approximately $5.3 million. The net proceeds from the 1.50% note offering were offset by the repurchase of $200.0 million of the $300.0 million aggregate principal amount of our 3.75% convertible subordinated notes due 2005. On August 15, 2004, we redeemed the remainder of the outstanding principal amount of the 3.75% convertible subordinated notes for $100.0 million plus accrued interest with cash flow from operations and cash on hand. In fiscal 2009, we repurchased $23.0 million par value convertible subordinated notes due 2010 at an average price of $82.83, which resulted in a gain of approximately $3.8 million.
Because our convertible subordinated notes have fixed interest rates, we do not have significant interest rate exposure on our long-term debt. However, the fair value of the convertible subordinated notes is subject to significant fluctuations due to their convertibility into shares of our common stock and other market conditions. The fair value of these convertible subordinated notes is also sensitive to fluctuations in the general level of U.S. interest rates. As of March 28, 2009, the 1.50%, 1.00% and 0.75% convertible subordinated notes had fair values of $180.1 million (excluding the notes that were repurchased during fiscal 2009), $78.1 million (excluding the notes that were repurchased during fiscal 2009) and $114.5 million, respectively. See Note 9 to the Consolidated Financial Statements for additional information regarding fiscal 2009 convertible subordinated note repurchases.
Other Debt
During fiscal 2009, we entered into an agreement to take out a “no net cost” credit line, which means that the interest that we will pay on the credit line obligation will not exceed the interest that we receive on level 3 ARS (see discussion regarding “no net cost” credit line in the investment section above). We executed on the “no net cost” credit line and drew up to the 75% stated limit, or $13.5 million as determined by the securities firm.

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During fiscal 2008, we entered into a loan denominated in Renminbi with a bank in Beijing, China, which is payable in April 2012. As of March 28, 2009, this loan was equivalent to approximately $6.7 million (with the amount fluctuating based on exchange rates). The proceeds were used for the expansion of the Company’s internal assembly facility. Interest is calculated at 95% of the People’s Bank of China benchmark interest rate at the end of each month and is payable on the twentieth day of the last month of each quarter (the People’s Bank of China benchmark interest rate for a three- to five-year loan was 7.02% effective as of October 30, 2008, which is the most recent published rate available as of March 28, 2009). We have received a cash incentive from the Beijing Municipal Bureau of Industrial Development in support of the expansion of its China facility. This incentive will offset the amount of monthly interest expense for the first two years of the loan, minimizing our interest rate exposure.
During fiscal 2007, we entered into a $25.0 million asset-based financing agreement (“equipment term loan”). The net proceeds from the equipment term loan were approximately $24.8 million after payment of administrative fees and issuance costs totaling $0.2 million, which are being amortized as interest expense over the term of the loan based on the effective interest method. The equipment term loan is payable in equal monthly installments of principal and interest of approximately $0.5 million, commencing on August 1, 2006, with a final balloon payment of approximately $3.0 million due on July 1, 2011. The interest rate on the equipment term loan is approximately 7.87%.
Our other debt instruments have fixed interest rates, structured as a “no net cost” loan or offsetting incentives and therefore, we do not have significant interest rate exposure.
We would be exposed to interest rate risk if we used additional financing to fund operating and investing activities. The interest rate that we may be able to obtain on future financings will depend on market conditions at that time and may differ from the rates that we have secured in the past.
Capital Lease Obligations
We lease certain equipment and computer hardware and software under non-cancelable lease agreements that are accounted for as capital leases. Equipment under capital lease arrangements and interest expense were immaterial as of March 28, 2009, resulting in limited interest rate exposure.
Currency Exchange Rates
As a global company, our results are affected by movements in currency exchange rates. Our exposure may increase or decrease over time as our foreign business levels fluctuate in the countries where we have operations and these changes could have a material impact on our financial results. Our functional currency is typically the U.S. dollar. We have foreign operations in Europe and Asia and a substantial portion of our revenue is derived from sales to customers outside the United States. Our international revenue is primarily denominated in U.S. dollars. Operating expenses and certain working capital items related to our foreign-based operations are, in some instances, denominated in the local foreign currencies and therefore, are affected by changes in the U.S. dollar exchange rate in relation to foreign currencies, such as the Euro, Pound Sterling and Renminbi. If the U.S. dollar weakens compared to the Euro, Pound Sterling, Renminbi and other currencies, our operating expenses for foreign operations will be higher when remeasured back into U.S. dollars. We seek to manage our foreign exchange risk in part through operational means.
For fiscal 2009 we incurred a foreign currency loss of $3.2 million compared to a foreign currency gain of $4.5 million in fiscal 2008, which is recorded in “other (expense) income.” The foreign currency loss is primarily driven by the devaluation of the Pound Sterling against the U.S. dollar of approximately 39.3% year-over-year.
Our financial instrument holdings, including foreign receivables, cash, payables and debt at March 28, 2009, were analyzed to determine their sensitivity to foreign exchange rate changes. In this sensitivity analysis, we assumed that the change in one currency’s rate relative to the U.S. dollar would not have an effect on other currencies’ rates relative to the U.S. dollar. All other factors were held constant. If the U.S. dollar declined in value 10% in relation to the re-measured foreign currency instruments, our net income would have increased by approximately $2.1 million. If the U.S. dollar increased in value 10% in relation to the re-measured foreign currency instruments, our net income would have decreased by approximately $1.7 million.

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